Filed Pursuant to Rule 433
Dated February 9, 2007
Registration Statement No. 333-132201

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

CUSIP: 89233PC53

Principal Amount (in Specified Currency): $55,000,000
Issue Price: 100%
Trade Date: February 9, 2007
Original Issue Date: February 14, 2007
Stated Maturity Date: February 15, 2008

Interest Rate: 5.33% per annum
Interest Payment Dates: August 15, 2007 and at Maturity

Net Proceeds to Issuer: 99.85%
Agent's Discount or Commission: 0.15%
Agent: Toyota Financial Services Securities USA Corporation
Agent's Capacity:
	[X ] Agent
	[ ] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:




Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll free at 1-800-292-1147.